QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.29

FIRST AMENDMENT TO SUBLEASE
Suites 1710, 1720, 1722, 1725, 1730, 1732, LL2-005, LL2-34 and
Storage Spaces 1717, 1723, 1733, 1747, 2017
100 South Wacker Drive
Chicago, Illinois 60606

        THIS FIRST AMENDMENT TO SUBLEASE is made and entered into as of the first day of April, 2000, by and between TOWNSEND ANALYTICS, LTD. (hereinafter "Sublandlord"), an Illinois corporation, and ARCHIPELAGE, L.L.C. (hereinafter "Subtenant"), an Illinois limited liability company, for the uses and purposes hereinafter set forth.

WITNESSETH:

        A.    Sublandlord and Subtenant entered into a certain Sublease dated as of February 1, 1999 whereby Sublandlord sublease to Subtenant certain premises consisting of Suite 2000 (containing approximately 2221 of 4215 total rentable square feet); Suite 2010 (containing approximately 2,033 rentable square feet); Suite 2012 (containing approximately 3,241 rentable square feet); Suite 2015 (containing approximately 3010 rentable square feet); and Suite 2020 (containing approximately 1,319 of 2,852 total rentable square feet) in the building located at 100 S. Wacker Drive, Chicago, IL 60606 (the "Building") for a term expiring on August 30, 2006 (collectively, the "Existing Premises").

        B.    Sublandlord and Subtenant mutually desire to amend the Sublease to expand the Existing Premises within the Building, on the terms and subject to the conditions herein set forth.

        NOW THEREFORE, in consideration of the mutual undertakings herein expressed and for the other good and valuable consideration, the receipt and sufficiency off which are hereby acknowledged by each of them, the parties hereto do hereby agree as follows:

  1.
  Sublandlord is the Tenant of the premises known as Suites 1710, 1720, 1722, 17225, 1730, 1732, LL2-005, LL2-34 and Storage Spaces 1717, 1723, 1733, 1747, 2017 (collectively, the "Premises") in the building commonly known as 100 South Wacker Drive, Chicago, Illinois, under that certain lease and amendments (the "Lease") attached as an Exhibit to this First Amendment to Sublease, made by RREEF USA Fund-1 Hartford Plaza, Inc., a Delaware Corporation, and its successor and assignee, Lincoln-Carlyle Hartford, L.L.C., a Delaware limited liability company (hereinafter "Landlord") for their respective terms ("Term") unless sooner terminated pursuant to the provisions of the Lease.

  2.
  Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Premises consisting of Suite 1710 (containing approximately 3801 rentable square feet), Suite 1720 (containing approximately 4,474 rentable square feet), Suite 1722 (containing approximately 989 rentable square feet), Suite 1725 (containing approximately 4,250 square feet), Suite 1730 (containing approximately 3,251 rentable square feet), Suite 1732 (containing approximately 1,453 rentable square feet), LL2-005 (containing approximately 10,624 rentable square feet), LL2-34 (containing approximately 1,280 rentable square feet), Storage Space 1717 (containing approximately 133 rentable square feet); Storage Space 1723 (containing approximately 483 rentable square feet), Storage Space 1733 (containing approximately 194 rentable square feet), Storage Space 1747 (containing approximately 493 rentable square feet), and Storage Space 2017 (containing approximately 120 rentable square feet, from Landlord for a term (the "Sublease Term") commencing (a) with respect to Suite 1710, on April 15, 2001; (b) with respect to Suite 1720, on May 1, 20000; (c) with respect to Suite 1722, on June 1, 2001; (d) with respect to Suite 1725, on May 1, 2001; (e) with respect to Suite 1730, on April 1, 2001; (f) with respect to Suite 1732, on August 1, 2001; (g) with respect to Suite LL2-005, on September 1, 2001; (h) with respect to Suite LL2-34, on the earlier of February 28, 2002 or substantial completion; (i) with respect to Storage Space 1717, on

    June 1, 2000; (j) with respect to Storage Space 1723, on October 1, 2001; (k) with respect to Storage Space 1733, on August 1, 2001; (l) with respect to Storage Space 1747, on October 1, 2001; and (m) with respect to Storage Space 2017, on December 15, 1997; and with respect to the Premises, expiring on August 30, 2006, unless sooner terminated pursuant to any term or provision of the Lease or of this First Amendment to Sublease, all upon and subject to the terms and provisions of this First Amendment to Sublease.

  3.
  Throughout the Sublease Term, Subtenant shall be bound by and keep, observe and perform all the terms and provisions of the Lease to be kept, observed or performed by Sublandlord. Subtenant shall pay the amount of rent for the Premises as provided in the Lease, including Rent and Rent Adjustments set forth in the Lease as applicable to the space included in the Premises.

  4.
  The parties agrees that until further notice from Sublandlord to Subtenant and upon Landlord's consent, all the rent to be paid by Subtenant pursuant to Paragraph 3 of this First Amendment to Sublease shall be paid by Subtenant directly to Landlord, rather than to Sublandlord, for the account of Sublandlord with Landlord. Sublandlord hereby assigns to Landlord all its rights to said rent, and Subtenant agrees that Landlord shall have and may pursue directly against Subtenant all the rights with respect to enforcement of payment of said rent granted to Landlord by law or in the Lease as against Sublandlord as Tenant under the Lease.

  5.
  As between Sublandlord and Subtenant, with respect to this First Amendment to Sublease, Sublandlord shall have regarding Subtenant all the rights and obligations that Landlord has under the Lease regarding Sublandlord in the latter's capacity as Tenant under the Lease, and Subtenant shall have regarding Sublandlord all the rights and obligations that Sublandlord has regarding Landlord under the Lease; provided that, notwithstanding the foregoing, Sublandlord shall not be obligated to itself keep, observe, or perform any of the terms or provisions of the Lease to be kept, observed, or performed by Landlord. Instead, Sublandlord shall be obligated, and hereby undertakes and agrees, to utilize its best efforts (but without expense to Sublandlord) to procure on behalf of Subtenant the keeping, observance and performance by Landlord of said terms and conditions promptly upon Subtenant's request therefore from time to time.

  6.
  Notwithstanding this First Amendment to Sublease and notwithstanding that the transaction effected by this First Amendment to Sublease be, or be attempted to be, characterized as anything other than a sublease, as between Landlord and Sublandlord, Sublandlord shall be and remain obligated to Landlord for the full keeping, observance and performance of all the terms and provisions of Lease, particularly including, without limitation, payment of all the rent called for in Articles 3 and 4 of the Lease without regard to whether the payments to be made by Subtenant pursuant to Paragraph 3 of this First Amendment to Sublease are in fact made.

  7.
  Sublandlord acknowledges that Subtenant may elect to sublease and/or assign the Sublease and this First Amendment to Sublease, as to all or a portion of the Premises (including portions of the Existing Premises) to subsidiaries of Archipelago Holdings, L.L.C., provided that Subtenant provides written notice to Sublandlord at least thirty (30) days notice prior to the effective date of any such proposes assignment or sublease and provided that the assignment and/or sublease complies with and is in accordance with the Lease. Subtenant shall not sublease and/or sublease complies with and is in accordance with the Lease. Subtenant shall not sublease and/or assign to Sublease and this First Amendment to Sublease, as to all or a portion of the Premises (including portions of the Existing Premises) to any entity, other than a subsidiary of Archipelago Holdings, L.L.CC., without the express written consent of Sublandlord.

  8.
  This First Amendment to Sublease is and shall remain subject to and subordinate to the Lease.

  9.
  It is a condition of Subtenant's making and entering into this First Amendment to Sublease that Landlord shall agree that Subtenant shall not be disturbed in its possession of the Premises and/or its enjoyment of any rights under this First Amendment to Sublease so long as Subtenant is not in default in the keeping, observance or performance of any of the terms or provision of this First Amendment to Sublease to be kept, observed or performance of any of the terms or provision of this First Amendment to Sublease to be kept, observed or performed by Subtenant, notwithstanding a failure on the part of Sublandlord to keep, observe or perform the terms and provisions of the Lease to be kept, observed and performed by Sublandlord as Tenant thereunder. Subtenant agrees, however, that at Landlord's option, Landlord may fulfill its aforesaid obligations to Subtenant notwithstanding the termination by Landlord of the Lease by reason of default of Sublandlord as Tenant thereunder, by tendering to Subtenant a direct lease of the Premises for the then remaining Term upon and subject to the terms and provisions of the Lease as modified insofar as Subtenant is concerned by this First Amendment to Sublease, in which even Subtenant agrees to enter into such direct lease with Landlord.

  10.
  Subtenant covenants and agrees to surrender the Premises on expiration or earlier termination of the Sublease Term in as good condition as when Sublandlord delivered occupancy of the Premises to Subtenant, reasonable wear and tear excepted.

  11.
  Subtenant shall maintain necessary and essential insurance parallel to the insurance required the Lease.

  12.
  If the Lease is in default as a result of Subtenant's default or actions, Subtenant shall indemnify and hold harmless Sublandlord for any loss, cost or expense (including reasonable attorneys fees) suffered by Sublandlord and shall correct said default and fully reimburse Sublandlord for any such losses, costs or expenses (including reasonable attorneys fees) within ten (10) days of receipt of invoice from Sublandlord. If Subtenant fails to perform any of its duties under this First Amendment to Sublease, Sublandlord shall have the right (but not obligation), after the expiration of any applicable notice and cure period, to itself perform such duty on behalf and at the expense of Subtenant, without further notice to Subtenant, and all sums incurred by Sublandlord in performing such duty shall be considered additional rent under this First Amendment to Sublease and shall be due and payable upon demand by Sublandlord. Said right on the part of Sublandlord shall be in addition to any and all other rights and remedies of Sublandlord both at law and in equity.

        IN WITNESS WHEREOF, Sublandlord and Subtenant have entered into this First Amendment to Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:
Townsend Analytics, Ltd.		Archipelago, L.L.C.
By:	/s/ MARRGWEN TOWNSEND (Authorized Signature)	By:	/s/ KEVIN J. P. O'HARA (Authorized Signature)

QuickLinks

  Exhibit 10.29
FIRST AMENDMENT TO SUBLEASE Suites 1710, 1720, 1722, 1725, 1730, 1732, LL2-005, LL2-34 and Storage Spaces 1717, 1723, 1733, 1747, 2017 100 South Wacker Drive Chicago, Illinois 60606
WITNESSETH